Contact:	EVC Group	RITA Medical Systems, Inc.
	Investors:	Joseph DeVivo, President and CEO
	Doug Sherk	510-771-0400
Jennifer Beugelmans
dsherk@evcgroup.com
415-896-6820

Media:
Steve DiMattia
sdimattia@evcgroup.com
646-277-8706

RITA MEDICAL SYSTEMS HOLDS ANNUAL MEETING OF STOCKHOLDERS

FREMONT, Calif., June 8, 2006 - RITA Medical Systems, Inc. (Nasdaq: RITA) today announced that the Company held its Annual Meeting of Stockholders on Wednesday, June 7, 2006, at its corporate headquarters in Fremont, CA, as scheduled. A quorum of stockholders was present in person or by proxy. All proposals submitted to the Company's stockholders were approved, including the reelection of two Class III directors to the Board of Directors for three-year terms; the amendment to the Company's 2005 Stock and Incentive Plan to increase the number of shares of common stock issuable under the plan by an additional 500,000 shares; and the ratification of the appointment of Stonefield Josephson, Inc. as the Company's independent registered public accounting firm for the current fiscal year.

The directors reelected to serve until the Company's 2009 Annual Meeting are Joseph DeVivo, President and Chief Executive Officer of the Company; and Randy Lindholm, a consultant to several life sciences companies. The names of the Class I and Class II directors whose terms expire at the Company's 2007 and 2008 Annual Meetings, respectively, are Vincent Bucci, President of Health Policy Associates, Inc.; Scott Halsted, General Partner and Principal at Morgan Stanley, Dean Witter Venture Partners; Steve LaPorte, Retired Medtronic, Inc. executive; James E. Brands, Principal, Brands & Co.; Thomas J. Dugan, Senior Vice President, Marketing & Business Development at SonoSite, Inc.; and Wesley E. Johnson, Jr., General Manager of Abbott Spine, S.A., a division of Abbott Laboratories.

About RITA Medical Systems, Inc.
RITA Medical Systems develops, manufactures and markets innovative products for cancer patients including radiofrequency ablation (RFA) systems for treating cancerous tumors as well as percutaneous vascular and spinal access systems. The Company distributes the LC Bead™ (Biocompatibles, UK) product which is used in arterial embolization of hypervascular tumors and arteriovenous malformations and has U.S. Food and Drug Administration (FDA) marketing clearance in the U.S. The Company's oncology product lines include implantable ports, some of which feature its proprietary Vortex® technology; tunneled central venous catheters; and safety infusion sets and peripherally inserted central catheters used primarily in cancer treatment protocols. The radiofrequency product line also includes the HABIB 4X resection device which coagulates a surgical resection plane and is designed to facilitate a fast dissection in order to minimize blood loss and blood transfusion during surgery. The proprietary RITA RFA system uses radiofrequency energy to heat tissue to a high enough temperature to ablate it or cause cell death. In March 2000, RITA became the first RFA Company to receive specific FDA clearance for unresectable liver lesions in addition to its previous general FDA clearance for the ablation of soft tissue. In October 2002, RITA again became the first company to receive specific FDA clearance, this time for the palliation of pain associated with metastatic lesions involving bone. The RITA Medical Systems website is at www.ritamedical.com.

The statements in this news release are not intended to predict the Company's future and financial operating performance. Information regarding risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements is included in the Company's filings with the Securities and Exchange Commission.

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